Exhibit 10-8

January 5, 2001

Mr. John E. Buckley
One Kings Row
Cumberland, Rhode Island 02864

Re: SEPARATION AGREEMENT AND RELEASE

Dear John:

This will confirm that your employment with A.T. CROSS Company ("CROSS") terminated effective December 31, 2000. This Separation Agreement and Release ("Agreement") spells out the severance and benefits package available to you if you sign this Agreement, and also indicates the compensation and benefits you will receive whether or not you sign this Agreement.

1.	If you sign this Agreement and abide by the terms and conditions explained below, CROSS will provide you with the following severance and benefits package:
(a)

You will be paid a total of $760,000.00 in severance pay, minus the appropriate taxes and other legally required or agreed-upon deductions in forty-eight (48) equal semi-monthly installments.

Provision of the severance benefits set forth herein is conditional on your reasonable cooperation and assistance in effecting an orderly transition with CROSS and reasonable cooperation and assistance during the time you are receiving severance benefits. Severance benefits will continue if you become disabled. In case of your death, the remaining payments will be paid to your spouse or your estate.

(b)

Even if you do not sign this Agreement, if eligible, you have the right under federal legislation, commonly referred to as "COBRA", to continue participation in CROSS's group health insurance plans (medical, dental) at your expense for a period of up to 18 months after termination of employment with CROSS, subject to limitations on that right imposed by COBRA. However, although not obligated to do so, if you sign this Agreement, CROSS will continue to pay its current share of your monthly health insurance premiums to age 65 or until you are eligible for health insurance coverage by virtue of employment, whichever comes first. This means that if you elect "COBRA" while you are receiving Paragraph 1(a) payments, you will be obligated to pay only the employee share of the monthly premium. CROSS will deduct your share of the monthly premium from the Paragraph 1 (a) payments. At the conclusion of the severance payments (if that occurs within the 18-month period following termination of employment), you will be permitted to continue participation in the group health insurance plans by payment of your share of the appropriate monthly premium for the remainder of the 18-month COBRA period (subject to the limitations on that right imposed by "COBRA"). You understand that, in accordance with "COBRA," CROSS's obligations under this paragraph may terminate in any event if you are not eligible or become covered by another health insurance plan prior to the end of the 18-month period following your termination of employment. Documents relating to your "COBRA" rights will be provided at a later date.

Your covered dependents, if eligible, have the right under federal legislation commonly referred to as "COBRA," to continue participation in CROSS's group health insurance plans (medical/dental) at their expense for a period of up to thirty-six (36) months after termination of your coverage with CROSS, subject to limitations on the right imposed by COBRA.

	(c)	CROSS will continue to pay its current share of the premium for your medical and dental insurance until age 65.
(d)

You will continue to receive $900 a month toward the purchase or cost of an automobile, along with $100 per month for gasoline, as long as you are receiving severance pay pursuant to Paragraph 1 of this letter, until you gain employment or until you enter into a business arrangement that, in either case, provides you with an automobile or an automobile allowance, whichever occurs first.

	(e)	CROSS will continue to pay the premium for your individual life insurance policy until age 65. This policy can continue beyond that date if you assume the premium payments.
2.

You understand and agree that the payments and benefits offered to you in Paragraph 1 of this Agreement and not mandated by law are in addition to any payments or benefits which you are entitled to because of your employment with CROSS and are conditional upon your execution of this Agreement.

3.	Whether or not you sign this Agreement, you are entitled to the following payments and/or benefits:
(a)

Your group life insurance terminates following the last day of your employment with CROSS. You may convert your group life insurance to an individual policy without evidence of insurability within 31 days after termination of your group life insurance. If you die within those 31 days, the amount that you could have converted will be paid as a death benefit. Appropriate forms will be provided at a later date.

(b)

Any benefits due to you under CROSSAVER PLUS will be forwarded to you, or to such plan or fund as you designate, by Fleet Investment Services. Appropriate paperwork will be provided to you at a later date.

Benefits due to you under the A.T. CROSS Company Unfunded Excess Benefit Plan will be forwarded to you upon completion of valuation of the benefits as of December 31, 2000.

(c)

You are eligible for a benefit at retirement from the A.T. CROSS Pension Plan, including the Unfunded Excess Benefit Plan. Paperwork explaining your actual benefit and payment options will be provided to you at a later date.

	(d)	CROSS will pay you for any earned, but unpaid or unused, vacation for the current vacation year, less legal deductions.
	(e)	Continuation of group health insurance at your expense to age 65.
	(f)	Your Group Long-Term Disability insurance terminates on the date of the termination of your employment with CROSS. There is no conversion privilege for this insurance.
(g)

You will have ninety (90) days following December 31, 2000 to exercise any vested (as of December 31, 2000) and unexpired incentive stock options and twelve (12) months following December 31, 2000 to exercise any vested (as of December 31, 2000) and unexpired nonqualified stock options that you received as an employee. Any restricted stock previously granted to you which has not vested as of December 31, 2000 will be forfeited.

	(h)	Your business travel accident insurance terminated on December 31, 2000. There is no conversion privilege for this insurance.
	(i)	Except as explained in this Agreement, all compensation and benefits arising out of, or incidental to, your employment with A.T. CROSS Company, terminate effective with your termination date.
4.

By signing this Agreement, you knowingly and voluntarily release and forever discharge CROSS and its officers, directors, affiliates, agents, employees, successors, and/or assigns (collectively referred to throughout this Agreement as "CROSS"), of and from any and all claims, known and unknown, which you, your heirs, executors, administrators, successors, and assigns, have or may have against CROSS that exist up to and including the date you execute this Agreement including, but not limited to, any alleged violation of Title VII of the Civil Rights Act of 1964, as amended; The Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; The Employee Retirement Income Security Act of 1974, as amended; The Immigration Reform Control Act, as amended; The Americans with Disabilities Act of 1990, as amended; The Age Discrimination in Employment Act of 1967, as amended; The Older Worker's Benefit Protection Act; The Fair Labor Standards Act, as amended; The Occupational Safety and Health Act, as amended; The Family and Medical Leave Act of 1993; The Rhode Island Fair Employment Practices Act, as amended; The Rhode Island Civil Rights Act, as amended; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any alleged public policy, contract, tort, or common law claim; and/or any allegation for costs, fees, or other expenses including attorneys' fees incurred in these matters.

CROSS releases you from all claims arising from or relating to your employment and agrees to hold you harmless for all lawful acts done in the course of your employment.

5.

You confirm that you have not filed any charge, complaint or claim against CROSS with any agency, court or other forum. Except as prohibited by law, you agree that any charge, complaint or claim that has been filed by you against CROSS will be dismissed with prejudice, and without cost to CROSS. You also agree that, if any charge, complaint or claim is filed hereafter in violation of Section 4, above, this Agreement may be relied on by CROSS to compel summary dismissal of the charge, complaint or claim, with prejudice, and/or as a complete defense to such action. Finally, you agree that you will not accept any relief or recovery in connection with any charge, complaint or claim that is filed in violation of Section 4 of this Agreement.

6.

By signing this Agreement, you agree to retain all Confidential Information (as hereinafter defined) in complete confidence and secrecy. More specifically, you agree that you shall not disclose any Confidential Information, either directly or indirectly, to anyone, and that you shall not use any Confidential Information, either directly or indirectly, for your benefit or anyone else's, subsequent to the termination of your employment. The term "Confidential Information" includes information, knowledge, data, and/or material disclosed by CROSS to you or acquired or developed by you as a consequence of or through your employment with CROSS which is not generally known in the industry in which CROSS is or plans to become engaged, including but not limited to, matters of a business nature, such as contracts, purchasing, products, accounting, marketing, merchandising and selling, pricing, vendor and customer lists, vendor and customer requirements, business habits, business plans, individual contracts, the identity of key employees, and such other information which enable CROSS to compete successfully in its business.

7.

By signing this Agreement, you understand and agree: (a) that, other than as set forth in this Agreement and the letter between CROSS and you dated May 15, 2000, as amended by the letter between CROSS and you dated June 29, 2000, this Agreement sets forth the entire agreement between you and CROSS and supersedes any prior separation and/or release agreements; (b) that other than as set forth in this Agreement, no other monies, benefits or payments are due to you (except any that may be due to you pursuant to your status as a member of CROSS's Board of Directors, and the $135,420 payment to be paid on January 15, 2001); (c) that nothing in this Agreement is intended to mean that CROSS has engaged in any wrongdoing or unlawful conduct; (d) that you will not disclose the existence or the contents of this Agreement to anyone but your attorney, spouse, accountant, federal or state tax authorities or where disclosure is compelled pursuant to legal process, or to the extent necessary in connection with the enforcement of this Agreement; (e) that this Agreement can be modified only in a written agreement signed by you and CROSS; (f) that you will not in any way, directly or indirectly, induce or attempt to induce any employee of CROSS to leave the employ of CROSS; and (g) CROSS agrees that nothing you do in good faith as a member of the Board of Directors will be considered as a violation of this Agreement.

8.	In addition to the above, by signing this Agreement you understand and agree that:
	(a)	should you violate any term of this Agreement or your Employee Invention, Patent Assignment and Non-Disclosure Agreement, if you signed one; or
(b)

should you take any action that is injurious to, or make any statement or representation, either oral or written, which would in any manner tend to disparage, malign, cast aspersions or reflect adversely on or be derogatory or injurious to the reputation or image of CROSS or any of its subsidiaries, affiliates, officers, directors or employees;

(c)

should you at any time during the twelve (12) months following December 31, 2000, without CROSS's written consent, directly or indirectly own, control, manage, or be connected as a stockholder (but not passive ownership of up to 1% in a public company), partner, employee, agent, or consultant with any company, firm or other entity doing business in the United States or abroad that engages in the manufacture, sale, marketing, development or research of electronic pen products or that otherwise directly or indirectly competes with products currently contemplated by the PCG division of CROSS;

no further payments or benefits will be paid to you under this Agreement (except to the extent such payment or benefit is mandated by law), and you will make immediate repayment to CROSS of one-half of all severance payments made by CROSS pursuant to this Agreement.

9.

You understand that, whether or not you sign this Agreement, except as specifically stated herein, you must immediately return to CROSS all property of CROSS in your possession or control, including, but not limited to, all written and other materials relating to inventions, technical innovations, Confidential Information and trade secrets, as well as company records, files, credit cards, keys and security badges.

10.

Notwithstanding the foregoing, by signing this Agreement, you understand and agree that if you sue or file a claim against CROSS, in violation of this Agreement, you will be obligated to pay CROSS all its costs and expenses of defending the suit or claim, including reasonable attorneys' fees. CROSS agrees that if it is found by a court of competent jurisdiction to be in violation of this Agreement, it will be obligated to pay all your costs and expenses for enforcing the Agreement, including reasonable attorneys' fees.

11.

You may take up to twenty-one (21) days from the date of receipt of this Agreement to consider whether or not you wish to sign this Agreement. You and CROSS agree that any modification, material or otherwise, made to this Agreement will not restart or affect in any manner the original twenty-one (21) day consideration period. If you sign the Agreement, please return it to the CROSS Human Resources Department within the twenty-one (21) day period.

If you do sign this Agreement, it will not take effect until seven (7) days have passed after you sign it. During those seven days, you will have the right to revoke this Agreement. If you decide to revoke this Agreement, please notify Tina Benik, or in her absence, John Ruggieri, by telephone or letter, during the seven-day period that you desire to revoke your execution of this Agreement. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Rhode Island, the revocation period shall not expire until the next day that is not a Saturday, Sunday or legal holiday.

Because this Agreement does not take effect until the eighth day after you have signed it, we will not be able to provide you with the severance pay or benefits that we have offered you as consideration until the seven-day revocation period has expired.

12.

This Agreement shall be governed by and construed in accordance with the laws of the State of Rhode Island without regard to its conflict of laws provisions. Should any provision of the Agreement be declared unenforceable by any court of competent jurisdiction and cannot be modified to be enforceable, excluding the general release language, such provision shall immediately become null and void, leaving the remainder of this Agreement in full force and effect. However, if for any reason the general release language were ruled to be unenforceable for any reason, you shall return the consideration paid hereunder to CROSS. In the event that the language in this Agreement and any other agreement which is not superseded conflict, the terms of this Agreement shall govern.

13.	We advise you to consult with an attorney before signing this Agreement.

Very truly yours, By: /s/ TINA C. BENIK (Tina C. Benik) Vice President, Legal and Human Resources

TCB:lac

I acknowledge that I have carefully considered and understand my rights and obligations, as explained in this Agreement. I acknowledge that I am signing this Agreement knowingly and voluntarily, and that I have not been pressured to sign this Agreement by anyone connected with CROSS.

By /s/ JOHN E. BUCKLEY________ (John E. Buckley)	January 12, 2001 Date